October 4, 2019

Sprott Funds Trust

c/o Sprott Asset Management LP

Royal Bank Plaza

200 Bay Street

Toronto, Ontario, M5J 21J1

Re:	Opinion of Counsel Relating to the Agreement and Plan of Reorganization and Termination between Tocqueville Trust and Sprott Funds Trust

Ladies and Gentlemen:

We have been requested by Sprott Funds Trust, a Delaware statutory trust (the “Acquiring Trust”) established under an Agreement and Declaration of Trust dated January 3, 2018 (the “Declaration”), for our opinion with respect to certain matters relating to an Agreement and Plan of Reorganization and Termination (“Agreement”) dated as of October 4, 2019, among Tocqueville Trust, a Massachusetts business trust, with its principal place of business at 40 West 57th Street, 19th Floor, New York, New York 10019 (“Target Trust”), on behalf of the segregated portfolio of assets (“series”) thereof listed under the heading “Target Fund” on Schedule A attached hereto (“Schedule A”) (referred to herein as the “Target Fund”); the Acquiring Trust, on behalf of the series thereof listed under the heading “Acquiring Fund” on Schedule A (referred to herein as a “Acquiring Fund”). We understand that the Acquiring Trust has filed a Registration Statement on Form N-14 for the purpose of registering shares of the Acquiring Trust under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the respective Target Fund listed on Schedule A, in exchange solely for shares of the applicable Acquiring Fund and the assumption by the Acquiring Fund of all the liabilities of the Target Fund pursuant to the Agreement.

We have been requested by the Acquiring Trust to furnish this opinion pursuant to Section 10(j) of the Agreement. All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have examined a copy of the Acquiring Trust’s Declaration, the Acquiring Trust’s By-Laws, the Acquiring Trust’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Acquiring Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, and assuming the approval of the Agreement by shareholders of the Target Fund and proper execution by an authorized officer of the Target Trust, it is our opinion that: (i) Acquiring Trust is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware, and to our knowledge, has the trust power to own all of its properties and assets and to carry on its business as presently conducted; (ii) the Acquiring Fund is a series of a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940 Act, as amended (the “1940 Act”), and, to such counsel’s knowledge, such registration with the Securities and Exchange Commission (the “Commission”) as an investment company under the 1940 Act is in full force and effect; (iii) this Agreement has been duly authorized, executed, and delivered by Acquiring Trust on behalf of the Acquiring Fund, and, assuming due authorization, execution and delivery of this Agreement by the Target Fund, is a valid and binding obligation of the Acquiring Fund enforceable against the Acquiring Fund in accordance with its terms, subject as to enforcement, to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, and other laws relating to or affecting creditors’ rights generally and to general equity principles; (iv) assuming that a consideration of not less than the net asset value of the Acquiring Fund shares has been paid, the Acquiring Fund shares to be issued and delivered to the Target Fund on behalf of the Target Fund’s shareholders as provided by this Agreement are duly authorized and upon such delivery will be legally issued and outstanding and fully paid and non-assessable, and no shareholder of the Target Fund has any statutory preemptive rights in respect thereof; (v) the execution and delivery of this Agreement did not, and the consummation of the transactions contemplated hereby will not, result in a violation of Acquiring Trust’s Agreement and Declaration of Trust or By-Laws or a material provision of any material agreement, indenture, instrument, contract, lease or other undertaking (in each case known to such counsel) to which Acquiring Trust is a party or by which it or any of its properties may be bound, or to the knowledge of its counsel, result in the acceleration of any obligation or the imposition of any penalty under any agreement, judgment, or decree to which Acquiring Trust or the Acquiring Fund is a party or by which it is bound; (vi) only insofar as they relate to the Acquiring Fund, the descriptions in the Prospectus/Proxy Statement of statutes, legal and governmental proceedings and material contracts, if any, are accurate and fairly present the information required to be shown; (vii) in the ordinary course of such counsel’s representation of Acquiring Trust, and without having made any investigation, such counsel does not know of any legal or governmental proceedings, only insofar as they relate to the Acquiring Fund, existing on or before the effective date of the Prospectus/Proxy Statement or the Closing Date required to be described in the Proxy Statement or to be filed as exhibits to the Prospectus/Proxy Statement which are not described or filed as required; (viii) in the ordinary course of such counsel’s representation of Acquiring Trust, and without having made any investigation, and except as otherwise disclosed, to the knowledge of such counsel, no litigation or administrative proceeding or investigation of or before any court or governmental body is presently pending or threatened as to Acquiring Trust or any of its properties or assets and Acquiring Trust is not a party to or subject to the provisions of any order, decree or judgment of any court or governmental body, which materially and adversely affects its business, other than as previously disclosed in the Prospectus/Proxy Statement; (ix) to the knowledge of such counsel no consent, approval, authorization or order of any court or governmental authority of the United States or the State of Delaware is required for consummation by the Acquiring Trust and the Acquiring Fund of the transaction contemplated herein, except as has and as may be obtained under the 1933 Act, the 1934 Act and the 1940 Act, and as may be required under state securities laws; (x) the Registration Statement and the post-effective amendment on Form N-1A filed by Acquiring Trust with the Commission to register the Acquiring Fund as a series of Acquiring Trust each is effective and no stop order has been issued by the Commission; and (xi) subject to sub-paragraph (x), as of the Closing Date with respect to the Reorganization, there shall have been no material change in the investment objective, policies and restrictions nor any material change in the investment management fees, fee levels payable pursuant to the 12b-1 plan of distribution, other fees payable for services provided to the Target Fund, fee waiver or expense reimbursement undertakings, or sales loads of the Acquiring Fund from those fee amounts, undertakings and sales load amounts of the Acquiring Fund described in the Prospectus/Proxy Statement.

The opinions expressed herein are limited to matters of Delaware law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

This opinion is prepared for the Acquiring Trust and its shareholders and may be relied upon by the Target Trust on behalf of the Target Funds, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP
Thompson Hine LLP

BLS/ADJ

SCHEDULE A

Target Funds (each a series of Tocqueville Trust)	Acquiring Funds (each a series of the Sprott Funds Trust)

Tocqueville Gold Fund	Sprott Gold Fund

4815-7531-4843.1